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                                                                    Exhibit 7(a)

                                    WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES ISSUED UPON EXERCISE HEREOF MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, NOR MAY THIS WARRANT BE EXERCISED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

               AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT

Date of Original Issuance: September 15, 2006

Amended and Restated as of: December 20, 2006               Certificate No.: A-2

      For value received, The Fashion House Holdings, Inc., a Colorado corporation (the "Company"), hereby grants to Westrec Capital Partners, LLC, a Delaware limited liability company ("Westrec"), or its permitted transferees and assigns, the right to purchase from the Company a total of Nine Million (9,000,000) shares of the Company's common stock ("Common Stock"), at a price per share equal to $0.40 (the "Initial Exercise Price"). The exercise price and number of Warrant Shares (and the amount and kind of other securities) for which this Warrant is exercisable shall be subject to adjustment as provided in
Section 2 and Section 3(a)(iii) hereof. This Warrant is being issued in connection with that certain Credit Enhancement Agreement between Westrec and the Company dated as of September 15, 2006 (the "Agreement"), as amended and restated as of December 20, 2006. Certain capitalized terms used herein are defined in Section 4 hereof; capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

      This Warrant is subject to the following provisions:

      SECTION 1. Exercise of Warrant.

            (a) Terms of Warrant; Exercise Period. Subject to the terms of this Agreement, the Registered Holder shall have the right, commencing on the date hereof and expiring at 11:59 P.M. PST on September 15, 2013 (the "Expiration Date"), to exercise this Warrant, from time to time and in whole or in part, and to receive from the Company the number of Warrant Shares that the Registered Holder may at the time otherwise be entitled to receive on exercise of this Warrant and payment of the Exercise Price then in effect for the Warrant Shares. To the extent not exercised prior to the Expiration Date, this Warrant shall become void as to any then unexercised Warrant Shares, and all rights hereunder in respect of such then unexercised Warrant Shares under this Warrant shall cease as of the Expiration Date.

            (b) Exercise Procedure.

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            (i) This Warrant shall be deemed to have been exercised on the date specified in a written notice from the Registered Holder to the Company (the "Exercise Time") and within three business days following the Exercise Time, the Registered Holder shall deliver the following to the Company:

                  (A) a completed Exercise Agreement, as described in Section 1(c) below;

                  (B) this Warrant; and

                  (C) either (I) a wire transfer or a check payable to the Company in an amount equal to the product of the Exercise Price (as such term is defined in Section 2) multiplied by the number of Warrant Shares being purchased upon such exercise (the "Aggregate Exercise Price"), (II) the surrender to the Company of shares of Common Stock of the Company having a Fair Market Value equal to the Aggregate Exercise Price, or (III) the delivery of a notice to the Company that the Registered Holder is exercising the Warrant by authorizing the Company to reduce the number of Warrant Shares subject to the Warrant by that number of shares having an aggregate Fair Market Value in excess of the total Exercise Price for such shares equal to the Aggregate Exercise Price (a "Net Exercise").

            (ii) Certificates for Warrant Shares purchased upon exercise of this Warrant shall be delivered by the Company to the Registered Holder within five business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant that have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

            (iii) The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to the Registered Holder at the Exercise Time, and the Registered Holder shall be deemed for all purposes to have become the record holder of such Warrant Shares at the Exercise Time.

            (iv) The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

            (v) The Company shall make any governmental filings or obtain any governmental approvals necessary in connection with the exercise of this Warrant by the Registered Holder.

            (vi) The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. All Warrant Shares that are so issuable shall, when issued and upon the payment of the Exercise Price therefor, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be

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necessary to assure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which securities of the Company may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

            (c) Exercise Agreement. Upon any exercise of this Warrant, the Registered Holder shall deliver an Exercise Agreement in the form set forth in
Exhibit I hereto, except that if the Warrant Shares are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued.

      SECTION 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Initial Exercise Price shall be subject to adjustment from time to time as provided in this
Section 2 (such price or such price as last adjusted pursuant to the terms hereof, as the case may be, is herein called the "Exercise Price"), and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

      (a) Vesting of Warrant Shares. This Warrant may be exercised from time to time only as to Warrant Shares that have previously vested at the time this Warrant is exercised. The Warrant Shares (as initially stated above to aggregate 9,000,000 in number, the "INITIAL NUMBER") shall vest hereunder in the following percentages on the following dates: 20% of the Initial Number vested as of September 15, 2006; an additional 20% of the Initial Number vested as of November 14, 2006; and an additional 20% of the Initial Number shall vest on each of December 14, 2006, January 13, 2007 and February 12, 2007, such that the entire Initial Number shall be vested as of February 12, 2007. NOTWITHSTANDING THE FOREGOING SENTENCE, HOWEVER, (i) no previously unvested Warrant Shares shall vest hereunder after the Agreement Termination Date (as defined in the Agreement), and (ii) the maximum number of Warrant Shares vested under this
Section 2(a) shall not exceed (at any time such number is calculated) the number equal to the product of (A) the highest amount of Aggregate Principal Owed (as defined in the Agreement) outstanding at any time since the date of the Original Agreement (September 15, 2006) (at the time such number is calculated) (the "Highest Aggregate Principal Owed"), times (B) the aggregate percentage of Warrant Shares vested under the previous sentence, it being the intention of the Company and Westrec that the maximum number of Warrant Shares that can possibly vest under this Section 2(a) shall be the lesser of 9,000,000 or the number equal to the number of dollars in the Highest Aggregate Principal Owed. By way of illustration of this Section 2(a), if the Agreement Termination Date occurs after December 14, 2006 but before January 13, 2007, and the Highest Aggregate Principal Owed prior to the Agreement Termination Date is $3,500,000, the maximum number of Warrant Shares that would have vested under this Section 2(a) would be 2,100,000 (i.e., 60% of 3,500,000).

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      (b) Conditional Increases in Vested Warrant Shares. The number of Warrant
Shares subject to this Warrant shall be increased by each of the following amounts: if the Agreement Termination Date (as defined in the Agreement) has not occurred on or before September 14, 2007, an additional number of Warrant Shares equal to 3% of the Warrant Shares vested under Section 2(a); plus if the Agreement Termination Date has not occurred on the October 14, 2007, an additional number of Warrant Shares equal to 5% of the Warrant Shares vested under Section 2(a); plus if the Agreement Termination Date has not occurred on the November 13, 2007, an additional number of Warrant Shares equal to 8% of the Warrant Shares vested under Section 2(a); plus an additional number of Warrant Shares equal to 10% of the Warrant Shares vested under Section 2(a) on December 13, 2007 and on each 30th day thereafter until the Agreement Termination Date occurs. All Warrant Shares arising under this Section 2(b) shall be immediately, automatically and fully vested, and shall be in addition to any Warrant Shares that may have become, or may thereafter become, vested under Section 2(a) or elsewhere hereunder.

      (c) Reorganization, Reclassification, Consolidation, Merger or Sale. In case of any reclassification, capital reorganization, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or any other change in the Common Stock of the Company, other than as a result of a subdivision, combination, or stock dividend provided for in Section 2(d) below (any of which, a "Change Event"), then, as a condition of such Change Event, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Registered Holder, so that the Registered Holder shall have the right at any time prior to the Expiration Date to purchase, at a total price equal to that payable upon the exercise of this Warrant (subject to adjustment of the then-applicable Exercise Price as provided in Section 2), the kind and amount of shares of stock and other securities and property receivable in connection with such Change Event by a holder of the same number of shares of Common Stock as were purchasable by the Registered Holder immediately prior to such Change Event. In any such case appropriate provisions shall be made with respect to the rights and interest of the Registered Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the then-applicable Exercise Price payable hereunder, provided the aggregate purchase price shall remain the same.

      (d) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the Expiration Date (i) subdivide its Common Stock, by split up or otherwise, or combine its Common Stock, or (ii) issue additional shares of its Common Stock or other equity securities as a dividend with respect to any shares of its Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the then-applicable Exercise Price payable per share, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(d) shall become effective at the close of business on the date that the subdivision, combination, issuance or other event triggering such adjustment becomes effective, or in the case of dividends as of

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the record date of such dividend, or in the event that no dividend record date is fixed, upon the making of such dividend.

            (e) Additional Anti-Dilution Provision. This Section 2(e) shall apply and control notwithstanding anything to the contrary expressed or implied herein. If the Company effects any transaction that is not covered by Section 2(c) or Section 2(d) above and that includes (or has the direct or indirect effect of) an issuance of Common Stock or warrants, options or other rights to acquire Common Stock or other securities convertible into Common Stock (collectively, "Equity Securities") at a per share price that is less than the then-applicable Exercise Price hereunder (a "Reduced Share Price"), the then-applicable Exercise Price hereunder shall automatically then be such Reduced Share Price, and the then-applicable number of Warrant Shares hereunder, including, without limitation, each of the then-applicable numbers of increased Warrant Shares set forth in Section 2(b) and in Section 3(a)(iii)above, shall be increased in each case to the number that results from dividing the number in question by a fraction, the numerator of which is the Reduced Share Price and the denominator of which is the then-applicable Exercise Price. If the Company effects any transaction that is covered by Section 2(c) or Section 2(d) above and that includes (or has the direct or indirect effect of) an issuance of Equity Securities at a Reduced Share Price, the number of Warrant Shares and the then-current Exercise Price shall be adjusted as set forth in such Sections, unless the increase to the number of Warrant Shares and the reduction of the then-current Exercise Price would be less than would occur under the previous sentence, in which case, the previous sentence shall apply in lieu of such increase and reduction determined under Section 2(c) or 2(d) as the case may be. This Section 2(e) shall not apply, however, to the issuance or sale of Common Stock pursuant to options or warrants therefor outstanding and disclosed to Westrec on or before September 15, 2006.

            (f) Issuance of New Warrant. Upon the occurrence of any of the events listed in this Section 2 that results in an adjustment of the type, number or exercise price of the securities underlying this Warrant, the Registered Holder shall have the right to receive a new warrant reflecting such adjustment upon the Registered Holder tendering this Warrant in exchange. The new warrant shall otherwise have terms identical to this Warrant.

            (g) Notices.

                (i) The Company shall give written notice to the Registered Holder of this Warrant at least 10 days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any event described in this Section 2 or any dissolution or liquidation.

                (ii) The Company shall also give written notice to the Registered Holder of this Warrant at least 10 days prior to the date on which any event described in this Section 2 or any dissolution or liquidation shall take place.

      SECTION 3. Registration Rights.

      (a) Piggyback Registration.

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

            (i) If, at any time commencing on the date hereof and expiring on the Expiration Date, the Company proposes to file a Registration Statement (other than under a Registration Statement pursuant to Form S-8 or Form S-4) to register its securities, and all of the Registrable Securities are not then covered by an effective Registration Statement, the Company shall: (A) give written notice by registered mail, at least 20 days prior to the filing of such Registration Statement to the Holders of its intention to do so; and (B) include all Registrable Securities in such Registration Statement with respect to which the Company has received written requests for inclusion therein within 15 days of actual receipt of the Company's notice. Notwithstanding the foregoing, the Company need not include more of the Registrable Securities in Amendment No. 1 to the Registration Statement on Form SB-2 filed by the Company on November 4, 2006 (File No. 333-136138) than were included in such Amendment.

            (ii) The Company shall have the right at any time after it shall have given written notice pursuant to this Section 3(b) (irrespective of whether a written request for inclusion of any Registration Securities shall have been made) to elect not to file any such Registration Statement, or to withdraw the same after the filing but prior to the effective date thereof.

            (iii) If the Registration Statement pursuant to this Section 3(b) relates to a firmly underwritten public offering and the managing underwriter(s) advise the Company in writing that in their opinion the number of securities proposed to be included in the Registration Statement (including the Registrable Securities) exceeds the number of securities which can be sold therein without adversely affecting the marketability of the public offering, the Company will include in such Registration Statement the number of securities requested to be included which in the opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering, pro rata among the respective holders of all securities proposed to be included in the Registration Statement.

      (b) Covenants of the Company with Respect to Registration. In connection with each Registration under this Section 3, the Company covenants and agrees as follows:

            (i) The Company shall use its best efforts to have any Registration Statement declared effective at the earliest practicable time. The Company will promptly notify each Holder of included Registrable Securities and confirm such advice in writing, (A) when such Registration Statement becomes effective, (B) when any post-effective amendment to such Registration Statement becomes effective and (C) of any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information.

            (ii) The Company shall furnish to each Holder of included Registrable Securities such number of copies of such Registration Statement and of each such amendment and supplement thereto (in each case including each preliminary prospectus and summary prospectus) in conformity with the requirements of the Act, and such other documents as such Holders may reasonably request in order to facilitate their disposition of the Registrable Securities.

            (iii) If the Company shall fail to comply with the provisions of Sections 3(a), 3(b) and/or 3(c) of this Warrant, the Company shall, in addition to any other equitable or other relief available to the Holders, be liable for any or all special and consequential damages sustained by the Holders requesting registration of their Registrable Securities.

            (iv) If at any time the SEC should institute or threaten to institute any proceedings for the purpose of issuing a stop order suspending the effectiveness of any Registration Statement, the Company will promptly notify each Registered Holder of Registrable Securities and will use all reasonable efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible.

            (v) The Company will use its good faith reasonable efforts and take all reasonably necessary action which may be required in qualifying or registering the Registrable Securities included in a Registration Statement for offering and sale under the securities or blue sky laws of such states as reasonably are required by the Holders, provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

            (vi) The Company shall use its good faith reasonable efforts to cause such Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities of the United States or any State thereof as may be reasonably necessary to enable the Holder(s) thereof to consummate the disposition of such Registrable Securities.

            (vii) The Company shall furnish to each Holder that has included Registrable Securities in a Registration Statement and to the managing underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "Cold Comfort" letter dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such Registration Statement, in each case covering substantially the same matters with respect to such Registration Statement and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

            (viii) The Company shall deliver promptly to each Holder that has included Registrable Securities in a Registration Statement and to the managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all non-privileged memoranda relating to discussions with the SEC or its staff with respect to the Registration Statement and permit each such Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the Registration Statement as it deems

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reasonably necessary to comply with applicable securities laws or rules of the
NASD. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request.

            (ix) All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company will be borne by the Company. In no event shall the Company be obligated to be pay any discounts or commissions with respect to the Registrable Shares sold by any Holder. In connection with each Registration Statement, the Company will reimburse the Holders of included Registrable Securities for the reasonable fees and disbursements of one counsel chosen by the Holders of a majority of the included Registrable Securities.

      (c) Indemnification and Contribution.

            (i) The Company shall indemnify each Holder of the Registrable Securities included in any Registration Statement, each of its officers, directors and agents (including brokers and underwriters selling Registrable Securities on behalf of the Holder), and each Person, if any, who controls such Holder within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act against all losses, claims, damages, expenses and/or liabilities (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act, any state securities laws or otherwise, arising from such Registration Statement, including, without limitation, any and all losses, claims, damages, expenses and liabilities caused by (I) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or (II) any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to Company by the Holder expressly for use therein.

            (ii) If requested by the Company prior to the filing of any Registration Statement covering the Registrable Securities, each Holder of the Registrable Securities to be included in such Registration Statement shall severally, and not jointly, indemnify the Company, its officers and directors and each Person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all losses, claims, damages, expenses and/or liabilities (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from written information furnished by such Holder, or their successors or assigns, for specific

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inclusion in such Registration Statement, except that the maximum amount which may be recovered from each Holder pursuant to this Section 3(d)(ii) or otherwise shall be limited to the amount of net proceeds received by the Holder from the sale of the Registrable Securities under such Registration Statement.

            (iii) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 3(c), such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent that) that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or
(B) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties (including in the case of Holder, all of its officers, directors and controlling persons) and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, the Indemnified Parties shall designate such firm in writing to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

            (iv) To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which, he, she or it would otherwise be liable under this Section 3(c) to the fullest extent permitted by law; provided, however, that (A) no contribution shall be made under circumstances where a party would not have been liable for indemnification under this Section 3(c) and (B) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning used in the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

      (d) Nothing contained in this Agreement shall be construed as requiring the Holders to exercise their Warrants prior to the filing of any Registration Statement or the effectiveness thereof.

      (e) The Company shall not, directly or indirectly, enter into any merger, business combination or consolidation in which (i) the Company shall not be the surviving corporation and (ii) the shareholders of the Company are to receive, in whole or in part, capital stock or other securities of the surviving corporation, unless the surviving corporation shall, prior to such merger, business combination or consolidation, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to "Registrable Securities" shall be deemed to include the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, business combination or consolidation, provided that to the extent such securities to be received are convertible into shares of Common Stock of the issuer thereof, then any such shares of Common Stock as are issued or issuable upon conversion of said convertible securities shall also be included within the definition of "Registrable Securities."

      SECTION 4. Definitions. The following terms have the meanings set forth below:

      "Act" means the Securities Act of 1933, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Fair Market Value" shall be determined on a per Share basis as of the close of the business day preceding the date of exercise, which determination shall be made as follows: (A) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or quoted on the The Nasdaq Stock Market, the Fair Market Value shall be the last reported sale price of that security on such exchange or system on such day or, if no such sale is made on such day, the average of the highest closing bid and lowest asked price for such day on such exchange or system; (b) if the Common Stock is not so listed or quoted or admitted to unlisted trading privileges, the Fair Market Value shall be the average of the last reported highest bid and lowest asked prices quoted on the Nasdaq Electronic Bulletin Board, or, if not so quoted, then by the National Quotation Bureau, Inc. on such day; or (c) if the Common Stock is not so listed or quoted or admitted to unlisted trading privileges and bid and asked prices are not reported, the Fair Market Value shall be determined by the mutual agreement of Registered Holder and the Company; provided, however, that if they fail to reach such a mutual agreement within fifteen (15) days, Registered Holder shall designate an independent third-party appraiser to determine the Fair Market Value, the determination of which shall be conclusive and binding upon Registered Holder and the Company, and the fees and expenses of which shall be borne by the Company.

      "Holders" means the Registered Holder, and the registered holders of all other

Warrants (including Additional Warrants) originally issued pursuant the Agreement, and the registered holders of the Registrable Securities.

      "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

      "Registered Holder" means the registered holder of this Warrant.

      "Registrable Securities" means the Warrant Shares and any securities issued with respect to the Warrant Shares by virtue of a stock dividend, stock split, reclassification or reorganization, provided that the Warrant Shares and such other securities shall no longer by Registrable Securities once they have been sold or transferred pursuant to an effective Registration Statement under the Act or pursuant to Rule 144.

      "Registration" shall mean a registration of Registrable Securities under the Act pursuant to Section 3 of this Agreement.

      "Registration Statement" shall mean the Registration Statement, as amended from time to time, filed with the SEC in connection with a Registration, and each prospectus that is used in connection with such Registration Statement (including any preliminary prospectus).

      "Rule 144" means Rule 144 of the SEC under the Act.

      "SEC" means the United States Securities and Exchange Commission, or any successor regulatory agency.

      "Warrant" means the right to purchase one or more Warrant Shares pursuant to the terms of this Warrant, as the same may be transferred, divided or exchanged pursuant to the terms hereof.

      "Warrant Shares" means shares of the Common Stock issuable upon exercise of the Warrant; provided, however, that if there is a change such that the securities issuable upon exercise of the Warrant are issued by a Person other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of the Warrant if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares.

      SECTION 5. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registrable Holder for the Exercise Price or as a stockholder of the Company.

      SECTION 6. Warrant Transferable. Subject to compliance with applicable securities laws and the terms of this Section 6, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

      SECTION 7. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "Date of Issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."

      SECTION 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at the expense of the Registered Holder) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

      SECTION 9. Notices. All notices, requests, deliveries, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in person, faxed, or mailed by certified or registered mail, return receipt requested, postage pre-paid, addressed as follows:

      If to the Company, to:

           The Fashion House Holdings, Inc.
           6310 San Vicente Boulevard, Suite 330
           Los Angeles, CA 90048-5499
           Attn: John Hanna, CEO

      If to Westrec, to:

           Westrec Capital Partners, LLC
           16633 Ventura Boulevard, Sixth Floor
           Encino, CA 91436
           Attn: Gregory C. McPherson
           Fax: (818) 907-1104

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Registered Holder of Warrants) or to the Registered Holders of Warrants (in the case of the Company) in accordance with the provisions of this paragraph.

      SECTION 10. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders representing a majority of the Warrant Shares obtainable upon exercise of the then-outstanding Warrants; provided, however, that no such action may change the Exercise Price of the Warrants or the number of shares or class of capital stock obtainable upon exercise of each Warrant without the written consent of all Holders.

      SECTION 11. Descriptive Headings; Governing Law.

      (a) The descriptive headings of the several Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

      (b) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

      SECTION 12. Warrant Register. The Company shall maintain at its principal executive office books for the registration and the registration of transfer of this Warrant. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

      SECTION 13. Fractions of Shares. The Company may, but shall not be required, to issue a fraction of a Warrant Share upon the exercise of this Warrant in whole or in part. As to any fraction of a share that the Company elects not to issue, the Company shall make a cash payment in respect of such fraction in an amount equal to the same fraction of the market price of a Warrant Share on the date of such exercise (as determined by the board of directors in its reasonable discretion).

      SECTION 14. Attorneys' Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated as of the Date of Issuance hereof.

                                                THE FASHION HOUSE HOLDINGS, INC.

                                                By:/s/ Mike McHugh
                                                   ----------------------------
                                                Name:  Mike McHugh
                                                Title: Chief Financial Officer

                                                                       EXHIBIT I

                               EXERCISE AGREEMENT

To:                                                                       Dated:

      The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-____), hereby subscribes for the purchase of ______ Warrant Shares covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant. Please issue the Warrant Shares in the following names and amounts:

Name                                                    Number of Warrant Shares

      The undersigned elects to pay the exercise price by Net Exercise: __Yes
__No

                                              Signature
                                                        ________________________

                                              Address
                                                      __________________________

                                                                      EXHIBIT II

                                   ASSIGNMENT

      FOR VALUE RECEIVED, _____________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-_____) with respect to the number of the Warrant Shares covered thereby set forth below, unto:

NAME OF ASSIGNEE                    ADDRESS                        NO. OF SHARES

                                              Signature
                                                       _________________________

                                              Witness
                                                     ___________________________

          The Assignee agrees to be bound by the terms of the Warrant.

                                              Signature
                                                       _________________________

                                              Witness
                                                     ___________________________